Exhibit 10.1

January 7, 2013

John F. Lundgren
President and Chief Executive Officer
Stanley Black & Decker, Inc.
1000 Stanley Drive
New Britain, CT 06053

Dear John,

This letter is to confirm the effect of the proposed changes to your role with the Company. As previously discussed, subject to Board approval, effective as of January 13, 2013: (i) you will cease to serve as the President of the Company and (ii) you will continue serve as the Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to such position. Effective as of March 13, 2013, you will assume the role, duties and responsibilities of the Chairman of the Board of Directors of the Company.

You hereby acknowledge and agree that from and after the effective dates noted above, your Employment Agreement and your Change in Control Severance Agreement will be construed and interpreted in accordance with your title, position, status, duties and responsibilities, in each case, as modified in accordance with this letter, as applicable.

You further acknowledge and agree that, in no event will the modification of your title, position, status, duties or responsibilities in accordance with this letter, or any actions which have been taken by the Company or its affiliates in connection with, relating to, or in furtherance of such modification, be deemed to constitute or contribute to the existence of “Good Reason” (as such term is used in either your Employment Agreement or your Change in Control Severance Agreement).

Please confirm your agreement with the foregoing by countersigning this letter and returning it to me at your earliest convenience.

Sincerely,

Bruce H. Beatt
Senior Vice President, General
Counsel and Secretary

Acknowledged and Agreed:

/s/

John F. Lundgren

Date: January 8, 2013